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                                                                     Exhibit 5.1

                          FOLEY, HOAG & ELIOT LLP
                           ONE POST OFFICE SQUARE
                      BOSTON, MASSACHUSETTS 02109-2170
                                ---------


                          TELEPHONE 617-832-1000  1747 Pennsylvania Avenue, N.W.
                          FACSIMILE 617-832-7000      Washington, D.C. 20006
                            http://www.fhe.com           TEL: 202-223-1200
                                                         FAX: 202-785-6687


                                February 1, 2000


net.Genesis Corp.
150 CambridgePark Drive
Cambridge, MA  02140

Ladies and Gentlemen:


         We are familiar with the Registration Statement on Form S-1 (Registration No. 333-93335) (as amended, the "Registration Statement") filed by net.Genesis Corp., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the proposed public offering by the Company of up to 4,887,500 shares (the "Shares") of its Common Stock, $.001 par value per share (the "Common Stock"), to be issued by the Company. The foregoing number of Shares assumes the exercise in full of the over-allotment option described in the Registration Statement.


         We are familiar with the Certificate of Incorporation and By-Laws of the Company, each as restated or amended to date, the records of meetings and consents of the Company's Board of Directors and of its stockholders provided to us by the Company, and the stock records of the Company. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

         In rendering the opinions expressed below, we express no opinion other than as to the federal laws of the United States, the state laws of the Commonwealth of Massachusetts and the Delaware General Corporation Law, including the statutory provisions contained therein, applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these provisions.

         Based upon and subject to the foregoing, it is our opinion that:

         The Company has corporate power adequate for the issuance of the Shares in accordance with the Registration Statement. The Company has taken all necessary corporate action required to authorize the issuance and sale of the Shares. When certificates for the Shares have been

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net.Genesis, Inc.
February 1, 2000
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duly executed and countersigned, and delivered against due receipt of consideration therefor as described in the Registration Statement, the Shares will be legally issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the prospectus forming part of the Registration Statement.

                                          Very truly yours,

                                          Foley, Hoag & Eliot LLP


                                          By: /s/ Robert W. Sweet, Jr.
                                              ------------------------
                                                    A Partner